UMB Scout Balanced Fund, Inc.
A special meeting of the shareholders of the UMB Scout
Balanced Fund, Inc. was held on December 17, 2004.
The matter voted on by the shareholders of record as of
November 1, 2004 and the results of the vote at the
shareholder meeting held December 17, 2004 were as follows
1.To approve the liquidation and dissolution of the Fund
pursuant to the Plan of Liquidation and Dissolution the
Plan of the Fund.
Affirmative  . . . . . . . . . . . . . . . . . 109,409.008
Against . . .... . . . . . . . . . . . . . . . . 2,251.955
Abstain . . . .. . . . . . . . . . . . . . . . . 1,567.098
Total . . . . .. . . . . . . . . . . . . . . . 113,228.061
2.To vote in accordance with the views of management upon
any other matters that may properly come before the
Meeting or any adjournment thereof.
Affirmative . .. . . . . . . . . . . . . . . . 104,085.563
Against . . . .. . . . . . . . . . . . . . . . . 5,096.692
Abstain . . . .. . . . . . . . . . . . . . . . . 4,045.806
Total . . . . .. . . . . . . . . . . . . . . . 113,228.061